APPENDIX A

WELLS FARGO MASTER TRUST

ADMINISTRATION AGREEMENT

Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

C&B Large Cap Value Portfolio

Disciplined Value Portfolio1

Diversified Fixed Income Portfolio

Diversified Large Cap Growth Portfolio

Diversified Stock Portfolio

Emerging Growth Portfolio

Equity Value Portfolio

Index Portfolio

Inflation-Protected Bond Portfolio

International Equity Portfolio

International Growth Portfolio

International Index Portfolio

International Value Portfolio

Managed Fixed Income Portfolio

Short-Term Investment Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Small Cap Value Portfolio

Total Return Bond Portfolio

Most recent annual approval:  March 25, 2011

Appendix A amended:  May 18, 2011

On May 18, 2011, the Board of Trustees of the Wells Fargo Master Trust approved the name change of the Disciplined Value Portfolio to the Large Company Value Portfolio.  The name change will become effective in the third quarter 2011.
The foregoing fee schedule is agreed to as of May 18, 2011 and shall remain in effect until changed in writing by the parties.

WELLS FARGO MASTER TRUST

By: ________________________________

         C. David Messman

         Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By: ________________________________

         Andrew Owen

         Executive Vice President